EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Willbros Announces Fourth Quarter and Full Year 2008 Results

	Continuing Operations
	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Net Income (loss)
$ Thousands	(14,500)	5,896	43,730	(27,550)
$ Per Diluted Share		0.16	1.11
$ Per Basic Share	(0.38)			(0.94)

Special Items ($000)
Goodwill Impairment	38,062	—	38,062
Government Fines				22,000

Net Income (Loss) Excluding Special Items
$ Thousands	23,562	5,896	81,792	(5,550)
$ Per Diluted Share	0.57	0.16	1.98
$ Per Basic Share				(0.19)

•	Earnings from continuing operations for 2008 of $1.98 per diluted share excluding special items.
•	EBITDA(2) from continuing operations of $183.2 million for 2008.
•	Cash flow from operating activities of continuing operations of $187.0 million for 2008.

HOUSTON, TX, FEBRUARY 25, 2009 -- Willbros Group, Inc. (NYSE: WG) today reported its results for the fourth quarter and the full year 2008.  On revenue of $1.9 billion, Willbros reported net income for the full year 2008 was $46.5 million, or $1.17 per diluted share compared to a loss of $49.0 million, or $1.67 per share for the year ended December 31, 2007. The special item in 2008 is a $62.3 million non-cash charge for goodwill impairment in our Downstream Oil & Gas segment.  This represents an after tax charge of $38.1 million, or $0.87 per fully diluted share. This non-cash impairment charge is primarily driven by adverse economic and financial market conditions. While the charge reduces goodwill associated with the November 2007 acquisition of InServ, the Company noted that the impairment charge does not reflect under-performance in its Downstream Oil & Gas segment. Excluding special items, from continuing operations, the Company reported revenue of $1.9 billion with earnings of $81.8 million, or $1.98 per diluted share compared to revenue of $947.7 million and a loss of $5.6 million, or $0.19 per share for the year ended December 31, 2007.

Randy Harl, President and Chief Executive Officer, commented, “2008 was one of the most meaningful years for Willbros in our hundred year history.  We generated strong financial results and record cash flows from operations, as we continued to reap the benefits of our efforts to further position Willbros as a leader in the engineering and construction industry. We made significant progress towards key strategic objectives to expand and support our growth. We also made substantial progress towards operational and financial improvements to our business model, preparing us for the challenges of the current market environment including:

•	Improving our strategic planning process to better align our resources with both current opportunities and long term growth objectives;

•	Redirecting our sales process to most efficiently target the right customers with the right opportunities;

•	Delivering lower costs through improved procurement processes and procedures;

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

•	Reinforcing our project execution skills, particularly as we begin to see a shift toward more fixed price contracts in our US pipeline construction business;

•	Lowering our effective tax rate; and

•	Receiving shareholder approval to re-domicile the Company from Panama to Delaware which, among other benefits, better positions us for US government contracts.

Clearly we are in the midst of a significant economic dislocation.  We did not expect the pace of the recent energy infrastructure build-out to continue indefinitely, but we did not anticipate such a steep and rapid shift in the business environment.  We now believe our customers will increasingly pursue fixed price contracting structures and we are seeing an increase in the number of bidders competing for these projects. While this is a significant change from the environment of the last several years, in reality, these market dynamics are a return to norms in many respects. We are historically accustomed to operating in an environment of competitive fixed price contracting with short time periods from project bid to execution, and we are underway with an initiative to reduce even more our overheads and direct costs in order to maintain our competitive position. We are well prepared for this new environment.”

Fourth Quarter 2008 Continuing Operations

The Company reported revenue from continuing operations of $462.7 million in the fourth quarter of 2008 compared to $337.5 million in the fourth quarter of 2007. The 37 percent increase in revenue was due primarily to the high utilization of increased large diameter pipeline construction capacity in the United States and from the addition of the Downstream Oil & Gas services unit.

For the 2008 fourth quarter, the Company reported a loss of $14.5 million, or $0.38 per share.  Excluding special items, the Company reported net income of $23.6 million, or $0.57 per diluted share, compared to net income of $5.9 million, or $0.16 per diluted share in the fourth quarter of 2007.

During the 2008 fourth quarter, the Company sold one of its fabrication facilities and other related assets in Canada and received net proceeds of $19.6 million which resulted in a pre-tax $7.7 million gain.

2008 Full Year Continuing Operations

The Company reported revenue from continuing operations of approximately $1.9 billion for the full year 2008, twice the revenue of $947.7 million in 2007, and net income, excluding special items, of $81.8 million or $1.98 per diluted share compared to a loss of $5.6 million or $0.19 per share in 2007.  Revenue grew across all business segments: Upstream Oil & Gas contributed revenue of $1.3 billion, up from $744.0 million last year; Engineering contributed $232.6 million, up from $180.0 million in 2007; and the Downstream Oil & Gas contributed revenue of $367.1 million reflecting the first full year of reported results from our InServ acquisition. G&A expenses were $120.0 million, 6.3% of revenue, during 2008, compared to $68.1 million, 7.2% of revenue, during 2007.

2008 Discontinued Operations

Discontinued operations reported net income of $2.8 million, or $0.06 per diluted share for 2008 compared to a loss of $21.4 million or $0.73 per share for 2007. During the fourth quarter of 2008, discontinued operations reported a loss of $0.3 million. The loss was associated with the final settlement of the equipment exchange and charges related to the Transition Services Agreement which terminated on February 7, 2009.

Backlog(1)

At December 31, 2008, Willbros reported backlog(1) from continuing operations of $655.5 million compared to $1.3 billion at December 31, 2007. The Company removed $176.0 million from 2008 backlog as a result of the termination of portions of the Midcontinent Express Project with Kinder Morgan. A fee associated with a cancelled portion of this project is contractually due and remains in backlog. The

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

December 31, 2008 backlog does not include the $181 million in new awards announced separately today as the awards occurred in the first quarter of 2009.

Guidance

Van Welch, Chief Financial Officer, provided revenue and earnings guidance for 2009, “Our visibility for the second half of 2009 remains limited due to the rapidly changing business environment. With that in mind, we expect revenue for 2009 to be in a range of $1.2 - $1.5 billion, and earnings per share to range from $1.10 - $1.50 per diluted share.”

CONFERENCE CALL

In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, February 26, 2009 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Fourth Quarter and Full Year 2008 Earnings Conference Call

When:	Thursday, February 26, 2009 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 877-795-3604 or 719-325-4797, passcode 8080649, and asking for the Willbros call at least 10 minutes prior to the start time.

Where:	Live over the Internet by logging ontowww.willbros.com on the home page under Events.

A telephonic replay of the conference call will be available through March 12, 2009 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 8080649.  Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.  For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including  the potential for additional investigations; the disruptions to the global credit markets; the current global recession; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Statement of Operations Data
Contract revenue
Upstream O&G	$330,234	$262,204	$1,313,070	$744,308
Downstream O&G	88,080	23,821	367,075	23,821
Engineering	44,388	51,498	232,559	179,562
	462,702	337,523	1,912,704	947,691

Operating expenses
Upstream O&G	306,121	246,633	1,231,165	722,433
Downstream O&G	145,931	23,151	406,154	23,151
Engineering	42,069	52,691	207,249	171,199
	494,121	322,475	1,844,568	916,783
Operating income (loss)
Upstream O&G	24,113	15,571	81,905	21,875
Downstream O&G	(57,851)	670	(39,079)	670
Engineering	2,319	(1,193)	25,310	8,363
Government fines and penalties	—	—	—	(22,000)
Operating income (loss)	(31,419)	15,048	68,136	8,908

Other income (expense):
Interest -net	(1,268)	(984)	(6,347)	(3,103)
Other - net	7,679	(1,458)	7,883	(3,477)
Loss on early extinguishment of debt	—	—	—	(15,375)
	6,411	(2,442)	1,536	(21,955)
Income (loss) before income taxes	(25,008)	12,606	69,672	(13,047)
Provision (benefit) for income taxes	(10,508)	6,710	25,942	14,503
Income (loss) from continuing operations	(14,500)	5,896	43,730	(27,550)

Income (loss) from discontinued operations	(285)	80	2,757	(21,414)
Net income (loss)	$(14,785)	$5,976	$46,487	$(48,964)

Basic income (loss) per share
Continuing operations	$(0.38)	$0.17	$1.14	$(0.94)
Discontinued operations	(0.01)	—	0.07	(0.73)
	$(0.39)	$0.17	$1.21	$(1.67)
Diluted income (loss) per share
Continuing operations	$(0.38)	$0.16	$1.11	$(0.94)
Discontinued operations	(0.01)	—	0.06	(0.73)
	$(0.39)	$0.16	$1.17	$(1.67)
Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$90,465	$3,166	$186,959	$(19,463)
Investing activities	12,218	(217,553)	(11,725)	(150,601)
Financing activities	(17,543)	249,804	(58,460)	221,359
Foreign exchange effects	(4,502)	89	(5,001)	2,297
Discontinued operations	(326)	(1,329)	3,205	1,651

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	38,367	34,768	38,269	29,259
Diluted	38,367	40,646	43,736	29,259
EBITDA (2)	$49,470	$21,042	$183,217	$10,731
Capital expenditures	(7,063)	(28,878)	(53,048)	(74,548)

Reconciliation of Non-GAAP Financial Measures
EBITDA (2)
Net income (loss), continuing operations	$(14,500)	$5,896	$43,730	$(27,550)
Interest - net	1,268	984	6,347	3,103
Income taxes	(10,508)	6,710	25,942	14,503
Depreciation and amortization	10,915	7,452	44,903	20,675
Goodwill Impairment	62,295	—	62,295	—
EBITDA (2)	$49,470	$21,042	$183,217	$10,731

Net income (loss) before special items (3)
Net income (loss), continuing operations	$(14,500)	$5,896	$43,730	$(27,550)
Goodwill impairment charge	38,062	—	38,062	—
Government fines and penalties	—	—	—	22,000
Income (loss) before special items	$23,562	$5,896	$81,792	$(5,550)

Diluted income (loss) per share before special items
Continuing operations	$(0.38)	$0.16	$1.11	$(0.94)
Goodwill impairment charge	0.95	—	0.87	—
Government fines and penalties	—	—	—	0.75
Income (loss) per share before special item	$0.57	$0.16	$1.98	$(0.19)

Balance Sheet Data	12/31/2008	9/30/2008	6/30/2008	12/31/2007
Cash and cash equivalents	$207,864	$127,552	$119,209	$92,886
Working capital	284,136	263,055	237,960	201,348
Total assets	788,245	871,022	842,447	779,413
Total debt	127,371	145,245	159,700	152,346
Stockholders' equity	439,655	466,405	447,057	396,101

Backlog Data (1)
By Reporting Segment:
Upstream O&G	$439,019			$941,301
Downstream O&G	171,426			199,646
Engineering	45,049			164,494
	$655,494			$1,305,441

By Geographic Area:
North America	621,313			1,229,878
Middle East	34,181			75,563
	$655,494			$1,305,441

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.
(2)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(3)
Loss before special items (and the related amounts per share), a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented.Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other engineering and construction companies.

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CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035